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                                                                   EXHIBIT 10.12

                           THIRD AMENDED AND RESTATED
                  EASTMAN DIRECTORS' DEFERRED COMPENSATION PLAN

PREAMBLE. The Third Amended and Restated Eastman Directors' Deferred Compensation Plan is an unfunded, non-qualified deferred compensation arrangement for non-employee members of the Board of Directors of Eastman Chemical Company (the "Company"). Under the Plan, each Eligible Director is annually given an opportunity to elect to defer payment of part of his or her compensation for serving as a Director. This Plan originally was adopted effective January 1, 1994, was amended and restated effective as of December 1, 1994 and as of May 2, 1996, and is further amended and restated effective as of October 10, 1996.

SECTION 1.  DEFINITIONS.

         SECTION 1.1. "Account" means the Interest Account or the Stock
         Account.

         SECTION 1.2. "Board" means the Board of Directors of the Company.

         SECTION 1.3. "Change In Control" means a change in control of the Company of a nature that would be required to be reported (assuming such event has not been 11 previously reported") in response to Item l(a) of a Current Report on Form 8-K, as in effect on August 1, 1993, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a Change In Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company, or any employee benefit plan(s) sponsored by the Company or any subsidiary of the Company, is or has become the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 25% or more of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at the election of directors; provided, however, that the following will not constitute a Change In Control: any acquisition by any corporation if, immediately following such acquisition, more than 75% of the outstanding securities of the acquiring corporation ordinarily having the right to vote in the election of directors is beneficially owned by all or substantially all of those persons who, immediately prior to such acquisition, were the beneficial owners of the outstanding securities of the Company ordinarily having the right to vote in the election of directors; or (ii) individuals who constitute the Board on January 1, 1994 (the "Incumbent Board") have ceased for any reason to constitute at least a majority thereof, provided that: any person becoming a director subsequent to January 1, 1994 whose election, or nomination for election by the Company's shareowners, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or (iii) upon approval by the Company's shareowners of a reorganization, merger or consolidation, other than one with respect to which all or substantially all of those persons who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of outstanding securities of the Company ordinarily having the right to vote in the election of directors own, immediately after such transaction, more than 75% of the outstanding securities of the


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         resulting corporation ordinarily having the right to vote in the election of directors; or (iv) upon approval by the Company's stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company other than to a subsidiary of the Company. Notwithstanding the occurrence of any of the foregoing, the Board of Directors may determine, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control shall not be so considered. Such determination shall be effective only if it is made by the Board of Directors prior to the occurrence of an event that otherwise would be or probably will lead to a Change In Control or after such event if made by the Board of Directors a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably will lead to a Change In Control.

         SECTION 1.4. "Nominating and Corporate Governance Committee" means the Nominating and Corporate Governance Committee of the Board.

         SECTION 1.5. "Common Stock" means the $.01 par value common stock of the Company.

         SECTION 1.6.  "Company" means Eastman Chemical Company.

         SECTION 1.7. "Deferrable Amount" means an amount equal to the sum of the Eligible Director's cash compensation, including retainer, meeting fees, and any other compensation otherwise payable in cash.

         SECTION 1.8. "Eligible Director" means a member of the Board of Directors of the Company who is not an employee of the Company or any subsidiary of the Company.

         SECTION 1.9. "Enrollment Period" means the period designated by the Nominating and Corporate Governance Committee each year; provided however, that such period shall end on or before December 31 of each year.

         SECTION 1.10. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         SECTION 1.11. "Interest Account" means the account established by the Company for each Participant for compensation deferred pursuant to this Plan and which shall bear interest as described in Section 4.1 below. The maintenance of individual Interest Accounts is for bookkeeping purposes only.

         SECTION 1.12. "Interest Rate" means the monthly average of bank prime lending rates to most favored customers as published in The Wall Street Journal, such average to be determined as of the last day of each month.

         SECTION 1.13. "Market Value" means the closing price of the shares of Common Stock on the New York Stock Exchange on the day on which such value is to be determined or, if no such shares were traded on such day, said closing price on the next business day on which such shares are traded; provided, however, that if at any relevant time the shares of Common Stock are not traded on the New York Stock Exchange, then "Market Value" shall be determined by reference to the closing price of the shares of Common Stock on another national securities exchange,


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         if applicable, or if the shares are not traded on an exchange but are traded in the over-the-counter market, by reference to the last sale price or the closing "asked" price of the shares in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (NASDAQ) or other national quotation service.

         SECTION 1.14. "Plan" means this Third Amended and Restated Eastman Directors' Deferred Compensation Plan.

         SECTION 1.15. "Participant" means an Eligible Director who elects for one or more years to defer compensation pursuant to this Plan.

         SECTION 1.16. "Stock Account" means the account established by the Company for each Participant, the performance of which shall be measured by reference to the Market Value of Common Stock. The maintenance of individual Stock Accounts is for bookkeeping purposes only.

         SECTION 1.17. "Valuation Date" means each business day.

SECTION 2. DEFERRAL OF COMPENSATION. An Eligible Director may elect to defer receipt of all or any portion of his or her Deferrable Amount to his or her Interest Account and/or Stock Account. No deferral shall be made of any compensation payable after termination of the Eligible Director's service on the Board.

SECTION 3. TIME OF ELECTION OF DEFERRAL. An Eligible Director who wishes to defer compensation must irrevocably elect to do so during the applicable Enrollment Period. The Enrollment Period shall end on or before December 31 of the calendar year immediately preceding the year in which the Eligible Director's applicable Deferrable Amount will be earned. Elections shall be made annually.

SECTION 4. HYPOTHETICAL INVESTMENTS.

         SECTION 4.1. INTEREST ACCOUNT. Amounts in a Participant's Interest Account are hypothetically invested in an interest bearing account which bears interest computed at the Interest Rate, compounded monthly.

         SECTION 4.2. STOCK ACCOUNT. Amounts in a Participant's Stock Account are hypothetically invested in units of Common Stock. Amounts deferred into a Stock Account are recorded as units of Common Stock, and fractions thereof, with one unit equating to a single share of Common Stock. Thus, the value of one unit shall be the Market Value of a single share of Common Stock. The use of units is merely a bookkeeping convenience; the units are not actual shares of Common Stock. The Company will not reserve or otherwise set aside any Common Stock for or to any Stock Account. The maximum number of Common Stock units that may be hypothetically purchased by deferral of compensation to Stock Accounts under this Plan is 80,000.

SECTION 5. DEFERRALS AND CREDITING AMOUNTS TO ACCOUNTS.


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         SECTION 5.1. MANNER OF ELECTING DEFERRAL. An Eligible Director may
         elect to defer compensation by executing and returning to the Nominating and Corporate Governance Committee a deferred compensation form provided by the Company. The form shall indicate: (i) the amount of Deferrable Amount to be deferred; and (ii) the portion of the deferral to be credited to the Participant's Interest Account and Stock Account, respectively. An election to defer compensation shall be irrevocable following the end of the applicable Enrollment Period, but the portion of the deferral to be credited to the Participant's Interest Account and Stock Account, respectively, may be reallocated by the Participant in the manner specified by the Nominating and Corporate Governance Committee or its authorized designee through and including the business day immediately preceding the date on which the deferred amount is credited to the Participant's Accounts pursuant to Section 5.2.

         SECTION 5.2. CREDITING OF AMOUNTS TO ACCOUNTS. Except as otherwise provided in this Section, amounts to be deferred shall be credited to the Participant's Interest Account and/or Stock Account, as applicable, as of the date such amounts are otherwise payable. Notwithstanding the foregoing, each and every Deferrable Amount, when initially credited to the Participant's Account, shall be held in a Participant's Interest Account until the next date that dividends are paid on Common Stock (see Section 7.6 of the Plan); and on such date the Deferrable Amount that would have been initially credited to the Participant's Stock Account but for this sentence shall be transferred, together with allocable interest thereon, to the Participant's Stock Account, provided that such transfer shall be subject to the restrictions set forth in Section 7.2.

SECTION 6. DEFERRAL PERIOD. Subject to Sections 9, 10 and 17 hereof, the compensation which a Participant elects to defer under this Plan shall be deferred until the Participant ceases to serve as a member of the Board. Any such election shall be made during the applicable Enrollment Period on the deferred compensation form referenced in Section 5 above. The payment of a Participant's account shall be governed by Sections 8, 9, 10 and 17, as applicable.

SECTION 7. INVESTMENT IN THE STOCK ACCOUNT AND TRANSFERS BETWEEN ACCOUNTS.

         SECTION 7.1. ELECTION INTO THE STOCK ACCOUNT. If a Participant elects to defer compensation into his or her Stock Account, his or her Stock Account shall be credited, as of the date described in Section 5.2, with that number of units of Common Stock, and fractions thereof, obtained by dividing the dollar amount to be deferred into the Stock Account by the Market Value of the Common Stock as of such date.

         SECTION 7.2. TRANSFERS BETWEEN ACCOUNTS. Except as otherwise provided in this Section, a Participant may direct that all or any portion, designated as a whole dollar amount, of the existing balance of one of his or her Accounts be transferred to his or her other Account, effective as of (i) the date such election is made, if and only if such election is made prior to the close of trading on the New York Stock Exchange on a day on which the Common Stock is traded on the New York Stock Exchange, or (ii) if such election is made after the close of trading on the New York Stock Exchange on a given day or at any time on a day on which no sales of Common Stock are made on the New York Stock Exchange, then on the next business day on which the Common Stock is traded on the New York Stock Exchange (the date described in (i) or (ii), as applicable, is referred to hereinafter as the election's "Effective Date"). Such election shall be made in the manner specified by the Nominating and Corporate Governance Committee or its authorized


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         designee; provided, however, that a Participant may only elect to transfer between his or her Accounts if he or she has made no election within the previous six months to effect an "opposite way" fund-switching (i.e. transfer out versus transfer in) transfer into or out of the Stock Account or any other "opposite way" intraplan transfer or plan distribution involving a Company equity securities fund which constitutes a "Discretionary Transaction" as defined in Rule 16b-3 under the Exchange Act.

         In addition, and notwithstanding the foregoing, a Participant's Deferrable Amount that is initially allocated to his or her Interest Account as provided in Section 5.2, shall be transferred, following such initial allocation, from the Participant's Interest Account to his or her Stock Account in the manner provided in Section 5.2.

         SECTION 7.3. TRANSFER INTO THE STOCK ACCOUNT. If a Participant elects pursuant to Section 7.2 to transfer an amount from his or her Interest Account to his or her Stock Account, effective as of the election's Effective Date, (i) his or her Stock Account shall be credited with that number of units of Common Stock, and fractions thereof, obtained by dividing the dollar amount elected to be transferred by the Market Value of the Common Stock on the Valuation Date immediately preceding the election's Effective Date; and (ii) his or her Interest Account shall be reduced by the amount elected to be transferred.

         SECTION 7.4. TRANSFER OUT OF THE STOCK ACCOUNT. If a Participant elects pursuant to Section 7.2 to transfer an amount from his or her Stock Account to his or her Interest Account, effective as of the election's Effective Date, (i) his or her Interest Account shall be credited with a dollar amount equal to the amount obtained by multiplying the number of units to be transferred by the Market Value of the Common Stock on the Valuation Date immediately preceding the election's Effective Date; and (ii) his or her Stock Account shall be reduced by the number of units elected to be transferred.

         SECTION 7.5. DIVIDEND EQUIVALENTS. Effective as of the payment date for each cash dividend on the Common Stock, the Stock Account of each Participant who had a balance in his or her Stock Account on the record date for such dividend shall be credited with a number of units of Common Stock, and fractions thereof, obtained by dividing (i) the aggregate dollar amount of such cash dividend payable in respect of such Participant's Stock Account (determined by multiplying the dollar value of the dividend paid upon a single share of Common Stock by the number of units of Common Stock held in the Participant's Stock Account on the record date for such dividend); by (ii) the Market Value of the Common Stock on the Valuation Date immediately preceding the payment date for such cash dividend.

         SECTION 7.6. STOCK DIVIDENDS. Effective as of the payment date for each stock dividend on the Common Stock, additional units of Common Stock shall be credited to the Stock Account of each Participant who had a balance in his or her Stock Account on the record date for such dividend. The number of units that shall be credited to the Stock Account of such a Participant shall equal the number of shares of Common Stock, and fractions thereof, which the Participant would have received as stock dividends had he or she been the owner on the record date for such stock dividend of the number of shares of Common Stock equal to the number of units credited to his or her Stock Account on such record date.


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         SECTION 7.7. RECAPITALIZATION. If, as a result of a recapitalization of the Company, the outstanding shares of Common Stock shall be changed into a greater number or smaller number of shares, the number of units credited to a Participant's Stock Account shall be appropriately adjusted on the same basis.

         SECTION 7.8. DISTRIBUTIONS. Amounts in respect of units of Common Stock may only be distributed out of the Stock Account by transfer to the Interest Account (pursuant to Sections 7.2 and 7.4 or 7.10) or withdrawal from the Stock Account (pursuant to Section 8, 9, 10, or
         17), and shall be distributed in cash. The number of units to be distributed from a Participant's Stock Account shall be valued by multiplying the number of such units by the Market Value of the Common Stock as of the Valuation Date immediately preceding the date such distribution is to occur.

         SECTION 7.9. RESPONSIBILITY FOR INVESTMENT CHOICES. Each Participant is solely responsible for any decision to defer compensation into his or her Stock Account and to transfer amounts to and from his or her Stock Account and accepts all investment risks entailed by such decision, including the risk of loss and a decrease in the value of the amounts he or she elects to defer into his or her Stock Account.

         SECTION 7.10. LIQUIDATION OF STOCK ACCOUNT. Upon the date that a Participant ceases to serve on the Board, the entire balance, if any, of the Participant's Stock Account shall automatically be transferred to his or her Interest Account. For purposes of valuing the units of Common Stock subject to such a transfer, the approach described in
         Section 7.8 shall be used.

SECTION 8.  PAYMENT OF DEFERRED COMPENSATION.

         SECTION 8.1. BACKGROUND. No withdrawal may be made from a Participant's Account except as provided in this Section 8 and Sections 9, 10 and 17.

         SECTION 8.2. MANNER OF PAYMENT. Payment of a Participant's Account shall be made in a single lump sum or annual installments, in the sole discretion of the Nominating and Corporate Governance Committee. The maximum number of annual installments is ten. All payments from the Plan shall be made in cash.

         SECTION 8.3. TIMING OF PAYMENTS. Payments shall be made by the fifth business day in March and shall commence in any year designated in the sole discretion of the Nominating and Corporate Governance Committee, up through the tenth year following the year in which the Participant ceases to be a member of the Board for any reason, but in no event shall payment commence later than the year the Participant reaches age 71.

         SECTION 8.4. VALUATION. The amount of each payment shall be equal to the value, of the preceding Valuation Date, of the Participant's Account, divided by the number of installments remaining to be paid.

SECTION 9. PAYMENT OF DEFERRED COMPENSATION AFTER DEATH. If a Participant dies prior to complete payment of his or her Accounts, the balance of such Accounts, valued as of the Valuation Date immediately preceding the date payment is made, shall be paid in a single, lump-sum payment to: (i) the beneficiary or contingent beneficiary designated by the Participant on forms supplied by the


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Nominating and Corporate Governance Committee; or, in the absence of a valid designation of a beneficiary or contingent beneficiary, (ii) the Participant's estate within 30 days after appointment of a legal representative of the deceased Participant.

10.1 ACCELERATION OF PAYMENT FOR HARDSHIP. Upon written approval from the Company's Vice President, Human Resources, with respect to Participants other than executive officers of the Company and by the Compensation Committee, with respect to Participants who are executive officers of the Company, and subject to the restrictions in the next two sentences, a Participant, whether or not he or she is still employed by the Company or any of its U.S. Subsidiaries, may be permitted to receive all or part of his or her Accounts if the Company's Vice President, Human Resources, or the Compensation Committee, as applicable, determines that an emergency event beyond the Participant's control exists which would cause such Participant severe financial hardship if the payment of his or her Accounts were not approved. Any such distribution for hardship shall be limited to the amount needed to meet such emergency.

10.2. PAYMENT TO INDIVIDUALS. Any participant in the Eastman Executive Deferred Compensation Plan may at his or her discretion withdraw at any time all or part of that person's account balance under the Plan; provided, if this option is exercised the individual will forfeit to the Corporation 10% of his or her account balance, and will not be permitted to participate in this plan for a period of 36 months from date any payment to a participant is made under this section.

10.3 ACCELERATED PAYMENT If under Eastman Executive Deferred Compensation Plan one-half or more of the Participants or one-fifth or more of the Participants with one-half or more of the value of all benefits owed exercise their option for immediate distribution in any consecutive six-month period this will trigger immediate payment to all Participants of all benefits owed under the terms of the plan, immediate payout under this section will not involve reduction of the amounts paid to Participants as set forth in section 10.2. Any individual that has been penalized in this six-month period for electing immediate withdrawal will be paid that penalty, and continuing participation will be allowed, if payout to all Participants under this section occurs.

10.4 A Section 16 Insider may only receive a withdrawal from his or her Stock Account pursuant to this Section 10 if he or she has made no election within the previous six months to effect a fund-switching transfer into the Stock Account or the Eastman Stock Fund of the Eastman Investment Plan or the Savings and Investment Plan Appendix, or any other "opposite way" intra-plan transfer into a Company equity securities fund which constitutes a "Discretionary Transaction" as defined in Rule 16b-3 under the Exchange Act. If such a distribution occurs while the Participant is employed by the Company or any of its U.S. Subsidiaries, any election to defer compensation for the year in which the Participant receives a withdrawal shall be ineffective as to compensation earned for the pay period following the pay period during which the withdrawal is made and thereafter for the remainder of such year and shall be ineffective as to any other compensation elected to be deferred for such year.

SECTION 11. PARTICIPANT'S RIGHTS UNSECURED. The benefits payable under this Plan shall be paid by the Company each year out of its general assets. To the extent a Participant acquires the right to receive a payment under this Plan,


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such right shall be no greater than that of an unsecured general creditor of the Company. No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Participant. No Participant shall have the right to exercise any of the, rights or privileges of a shareowner with respect to units credited to his or her Stock Account.

SECTION 12. NO RIGHT TO CONTINUED SERVICE. Participation in the Plan shall not give any Participant any right to remain a member of the Board.

SECTION 13. STATEMENT OF ACCOUNT. Statements will be sent no less frequently than annually to each Participant or his or her estate showing the value of the Participant's Accounts.

SECTION 14. DEDUCTIONS. The Company will withhold to the extent required by law all applicable income and other taxes from amounts deferred or paid under the Plan.

SECTION 15.  ADMINISTRATION.

         SECTION 15.1. RESPONSIBILITY. Except as expressly provided otherwise herein, the Nominating and Corporate Governance Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

         SECTION 15.2. AUTHORITY OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Nominating and Corporate Governance Committee shall have the exclusive right: to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of benefits payable under the Plan, to construe any ambiguous provision of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, and to decide any and all questions arising in the administration, interpretation, and application of the Plan.

         SECTION 15.3. DISCRETIONARY AUTHORITY. The Nominating and Corporate Governance Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and benefits under the Plan. It is the intent that the decisions of the Nominating and Corporate Governance Committee and its action with respect to the Plan shall be final and binding upon all persons having or claiming to have any right or interest in or under the Plan and that no such decision or action shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

         SECTION 15.4. DELEGATION OF AUTHORITY. The Nominating and Corporate Governance Committee may delegate some or all of its authority under the Plan to any person or persons provided that any such delegation be in writing.

         SECTION 15.5. RESTRICTION ON AUTHORITY OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Under any circumstances where the Nominating and Corporate Governance Committee is authorized to make a discretionary


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         decision concerning a payment of any type under this Plan to a member of such Committee, the member of the Committee who is to receive such payment shall take no part in the deliberations or have any voting or other power with respect to such decision.

SECTION 16. AMENDMENT. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner without shareowner approval; provided, however, that the Board may condition any amendment on the approval of shareowners if such approval is necessary or advisable with respect to tax, securities, or other applicable laws. No amendment, modification, or termination shall, without the consent of a Participant, adversely affect such Participant's accruals in his or her Accounts as of the date of such amendment, modification, or termination.

SECTION 17. CHANGE IN CONTROL.

         SECTION 17.1. BACKGROUND. The terms of this Section 17 shall immediately become operative, without further action or consent by any person or entity, upon a Change in Control, and once operative shall supersede and control over any other provisions of this Plan.

         SECTION 17.2. ACCELERATION OF PAYMENT UPON CHANGE IN CONTROL. Upon the occurrence of a Change in Control, each Participant, whether or not he or she is still a Director, shall be paid in a single, lump-sum cash payment the balance of his or her Accounts as of the Valuation Date immediately preceding the date payment is made. Such payment shall be made as soon as practicable, but in no event later than 90 days after the date of the Change in Control.

         SECTION 17.3. AMENDMENT ON OR AFTER CHANGE IN CONTROL. On or after a Change in Control, no action, including, but not by way of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of this Plan with respect to the balance in the Participant's Accounts.

         SECTION 17.4 ATTORNEY FEES. The Corporation shall pay all reasonable legal fees and related expenses incurred by a participant in seeking to obtain or enforce any payment, benefit or right such participant may be entitled to under the plan after a Change in Control; provided, however, the participant shall be required to repay any such amounts to the Corporation to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the participant was frivolous or advanced in bad faith.

SECTION 18. GOVERNING LAW. The Plan shall be construed, governed and enforced in accordance with the law of Tennessee, except as such laws are preempted by applicable federal law.

SECTION 19. SUCCESSORS AND ASSIGNS. This Plan shall be binding upon the successors and assigns of the parties hereto.


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SECTION 20. COMPLIANCE WITH SEC REGULATIONS. It is the Company's intent that the
Plan comply in all respects with Rule 16b-3 of the Exchange Act, and any regulations promulgated thereunder. If any provision of the Plan is found not to be in compliance with such rule, the provision shall be deemed null and void.
All transactions under the Plan, including, but not by way of limitation, a Participant's election to defer compensation or transfer Account balances under
Section 7 and hardship withdrawals under Section 10, shall be executed in accordance with the requirements of Section 16 of the Exchange Act, as amended and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Nominating and Corporate Governance Committee may make such modifications so as to conform the Plan to the Rule's requirements.


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